Exhibit 10.1

NEUROGESX, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), dated as of January 1, 2012, is entered into by and between NEUROGESX, INC., a Delaware corporation (as supplemented by Section 13 hereof, the “Company”), and RONALD A. MARTELL (the “Executive”).

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication of the Executive. The Board believes it is imperative to diminish the inevitable distraction of the Executive arising from the personal uncertainty and insecurity that arises in the absence of any assurance of job security by providing the Executive with reasonable compensation and benefit arrangements in the event of termination of the Executive’s employment by the Company under certain defined circumstances, including a Change of Control.

In order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

1. Definitions

1.1 “Change of Control” shall have the definition set forth in Appendix A hereto, which is hereby incorporated by reference.

1.2 “Change of Control Date” shall mean the first date on which a Change of Control occurs.

1.3 “Employment Period” shall mean the eighteen (18) month period commencing on the Change of Control Date and ending on the eighteenth monthly anniversary of such date.

2. Term

The initial term of this Agreement (the “Initial Term”) shall be for a period of three (3) years from the date of this Agreement as first appearing above; provided, however, that this Agreement shall automatically renew for successive additional three (3) year periods (“Renewal Terms”) unless notice of nonrenewal is given by either party to the other party at least ninety (90) days prior to the end of the Initial Term or any Renewal Term; and provided, further, that if a Change of Control occurs during the Term, the Term shall automatically extend for the duration of the Employment Period. The “Term” of this Agreement shall be the Initial Term plus all Renewal Terms and, if applicable, the duration of the Employment Period. At the end of the Term, this Agreement shall terminate without further action by either the Company or the Executive.

3. Employment

3.1 Position and Duties

(a) Executive will serve as President and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board.

(b) During the Employment Period, the Executive’s position, authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90) day period immediately preceding the Change of Control Date, provided, however, that a mere change of Executive’s title in connection with a Change of Control shall not be considered to be a breach of this Section 3.1.

3.2 Employment at Will

The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company or its affiliated companies is “at will” and may be terminated by either the Executive or the Company or its affiliated companies at any time with or without cause. Moreover, if prior to the Change of Control Date, the Executive’s employment with the Company or its affiliated companies terminates for any reason, then the Executive shall have no further rights under this Agreement with respect to provisions hereof that apply only after a Change of Control; provided, however, that the Company may not avoid liability for any termination payments that would have been required during the Employment Period pursuant to Section 8.2 hereof by terminating the Executive prior to the Employment Period where such termination is carried out in anticipation of a Change of Control and is not for Cause.

4. Attention and Effort

During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive will devote all of the Executive’s productive time, ability, attention and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to the Executive, hereunder, and will seek to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, provided that the Executive shall not serve on more than two (2) corporate boards or committees thereof without the prior approval of the Board, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) manage personal investments, or (d) engage in activities permitted by the policies of the Company or as specifically permitted by the Company, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities in accordance with this Agreement. It is expressly understood and agreed that to the extent any such activities have been conducted by the Executive prior to the Term, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) during the Term shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

5. Compensation

5.1 Compensation in General

(a) Salary

The Executive’s base salary will initially be $460,000. The base salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholding. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Performance Bonus

Executive will be eligible to receive an annual bonus and other bonuses, less applicable withholding taxes, as determined by the Board or any committee thereof in the Board’s or such committee’s sole discretion. Executive’s annual target performance bonus will initially be 50% of Executive’s base salary, although the amount of any payment will be dependent upon actual performance as determined by the Board or an applicable committee thereof.

(c) Equity Compensation

Executive will be eligible to receive stock and option grants, and other equity compensation awards, as determined by the Board or any committee thereof in the Board’s or such committee’s sole discretion.

(i) Initial Option Award

It will be recommended at the first regularly scheduled meeting of the Board or an appropriate committee thereof (the “Meeting”) occurring after the date of entry into this Agreement by the Company and Executive that Executive be granted an option (the “Initial Option”) to purchase 500,000 shares of the Company’s common stock (the “Initial Option Shares”). The price per share of any approved Initial Option will be determined at such meeting in the sole discretion of the Board or any committee thereof. It will be recommended that the Initial Option Shares shall vest as follows: one quarter (1/4) of the Initial Option Shares shall vest on the first anniversary of the date that Executive begins performing services as President and Chief Executive Officer, and one forty-eighth (1/48) of the Initial Option Shares shall vest each monthly anniversary thereafter until all such Initial Option Shares have vested, based on Executive’s continued status as a service provider to the Company on each such date. If the Board fails to approve the recommended Initial Option Shares in an amount equal to or greater, as provided in this Subsection, then this action shall constitute Termination for Good Reason as provided in this Agreement.

(ii) Initial Restricted Stock Unit Grant

It will be recommended at the Meeting that you be granted restricted stock units (the “Initial RSU”) for 100,000 shares of the Company’s common stock (the “Initial RSU Shares”). It will be recommended that the Initial RSU Shares shall vest as follows: one quarter (1/4) of the Initial RSU Shares shall vest on the first anniversary of the date that Executive begins performing services as President and Chief Executive Officer, and one quarter (1/4) of the Initial RSU Shares shall vest each yearly anniversary thereafter until all such Initial RSU Shares have vested, based on Executive’s continued status as a service provider to the Company on each such date. If the Board fails to approve the recommended Initial RSU in an amount equal to or greater, as provided in this Subsection, then this action shall constitute Termination for Good Reason as provided in this Agreement.

(iii) Initial Grants as Material Inducement and Subject to Company Equity Compensation Plans

Grants for the Initial Option and Initial RSU are hereby agreed to be a material inducement for the Executive to become an employee of the Company and will be subject to the Company’s equity compensation plans and forms of grant agreements approved for use thereunder.

5.2 Compensation During Employment Period

As long as the Executive remains employed by the Company during the Employment Period, the Company agrees to pay or cause to be paid to the Executive, and the Executive agrees to accept in exchange for the services rendered hereunder by the Executive, the following compensation:

(a) Salary

As long as the Executive remains employed by the Company during the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”), at least equal to the annual salary established by the Board or the Compensation Committee of the Board (the “Compensation Committee”) for the fiscal year in which the Change of Control Date occurs. The Annual Base Salary shall be paid in substantially equal installments and at the same intervals as the salaries of other executives of the Company are paid. The Annual Base Salary shall be reviewed at least annually and shall determine in good faith and consistent with any generally applicable Company policy any increases for future years.

(b) Performance Bonus

In addition to the Annual Base Salary, and as long as the Executive remains employed by the Company during the Employment Period, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual performance bonus (the “Annual Performance Bonus”) in cash at least equal to the average annualized (for any fiscal year consisting of less than twelve (12) full months) bonus paid or payable to the Executive by the Company and its affiliated companies in respect of the Executive’s performance during the three fiscal years (or such shorter period of employment) immediately preceding the fiscal year in which the Change of Control Date occurs. Each Annual Performance Bonus shall be paid in the fiscal year following the fiscal year for which the Annual Performance Bonus is awarded, but no later than the fifteenth day of the third month of such subsequent fiscal year, unless the Executive shall elect to defer the receipt of the Annual Performance Bonus in accordance with the terms of any deferred compensation program of the Company.

6. Benefits

6.1 Incentive, Retirement and Welfare Benefit Plans; Vacation

As long as the Executive remains employed by the Company (including during the Employment Period), the Executive shall be entitled to participate, subject to and in accordance with applicable eligibility requirements, in such fringe benefit programs as shall be generally made available to other executives of the Company and its affiliated companies from time to time (including during the Employment Period) by action of the Board (or any person or committee appointed by the Board to determine fringe benefit programs and other emoluments), including, without limitation, paid vacations; any stock purchase, savings or retirement plan, practice, policy or program; and all welfare benefit plans, practices, policies or programs (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans or programs).

6.2 Expenses

As long as the Executive remains employed by the Company (including during the Employment Period), the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect for the executives of the Company and its affiliated companies (including during the Employment Period). Without limitation on the foregoing, reimbursement shall be made no later than the end of the fourth month of the year following the year in which the expense was incurred.

7. Termination

During the Term, employment of the Executive may be terminated as follows, but, in any case, the provisions set forth in Section 10 hereof shall survive the termination of this Agreement and the termination of the Executive’s employment with the Company:

7.1 Termination by the Company or the Executive

At any time during the Term, the Company may terminate the employment of the Executive with or without Cause (as defined below), and the Executive may terminate the Executive’s employment for Good Reason (as defined below) or for any reason, upon giving a Notice of Termination (as defined below).

7.2 Automatic Termination

This Agreement and the Executive’s employment during the Term shall terminate automatically upon the death or Total Disability of the Executive. The term “Total Disability” as used herein shall mean the Executive’s inability (with such accommodation as may be required by law and which places no undue burden on the Company), as determined by a physician selected by the Company and acceptable to the Executive, to perform the Executive’s essential duties (including as set forth in Section 3.1 hereof, which duties are hereby acknowledged to be essential to the Executive’s position and that the Executive’s ability to perform those duties is the essence of this Agreement) for a period or periods aggregating twelve (12) weeks in any three hundred sixty-five (365) day period as a result of physical or mental illness, loss of legal capacity or any other cause beyond the Executive’s control, unless the Executive is granted a leave of absence by the Board.

7.3 Notice of Termination

Any termination by the Company or by the Executive during the Term shall be communicated by a Notice of Termination to the other party given in accordance with Section 12 hereof. The term “Notice of Termination” shall mean a written notice that (a) indicates the specific termination provision in this Agreement relied upon and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

7.4 Date of Termination

“Date of Termination” means (a) if the Executive’s employment is terminated by reason of death, the last day of the calendar month in which the Executive’s death occurs, (b) if the Executive’s employment is terminated by reason of Total Disability, immediately upon a determination by the Company of the Executive’s Total Disability, and (c) in all other cases, ten (10) days after the date of personal delivery or mailing of the Notice of Termination. The Executive’s employment and performance of services will continue during such ten (10) day period; provided, however, that the Company may, upon notice to the Executive and without reducing the Executive’s compensation during such period, excuse the Executive from any or all of the Executive’s duties during such period. Notwithstanding anything contained in this Agreement to the contrary, the date on which a “separation from service” (“Separation from Service”) pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), occurs shall be the “Date of Termination” or termination of employment for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Code Section 409A or comply with the requirements of Code Section 409A.

8. Termination Payments

In the event of termination of the Executive’s employment during the Term (including the Employment Period), all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 8.

8.1 Termination by the Company Outside of Employment Period Other Than for Cause or by the Executive for Good Reason

Except as set forth in Section 3.2 and 8.2 hereof, if during the Term the Company terminates the Executive’s employment other than for Cause or the Executive terminates the Executive’s employment for Good Reason, the Executive shall be entitled to:

(a) receive payment of the following accrued obligations (the “Accrued Obligations”):

(i) the Executive’s then current annual base salary (or if the termination is governed by Section 8.2 below, the Annual Base Salary) through the Date of Termination to the extent not theretofore paid;

(ii) any compensation previously deferred by the Executive (together with accrued interest or earnings thereon, if any); and

(iii) any accrued vacation pay that would be payable under the Company’s standard policy, in each case to the extent not theretofore paid;

(b) have the Company pay for twelve (12) months after the Date of Termination or until the Executive qualifies for comparable medical and dental insurance benefits from another employer, whichever occurs first, the Executive’s premiums for health insurance benefit continuation for the Executive and the Executive’s family members, if applicable, that the Company provides to the Executive under the provisions of the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to the extent that the Company would have paid such premiums had the Executive remained employed by the Company (such continued payment is hereinafter referred to as “8.1 COBRA Continuation”);

(c) eighteen (18) months of salary continuation as severance pay (subject to the limitations set forth in Section 8.6, below, and paid in accordance with such section) at a rate equal to one (1) times the Executive’s then current base salary for the fiscal year in which the Date of Termination occurs;

(d) have all of Executive’s then outstanding options be deemed amended to extend the post-termination option exercise period during which the Executive can exercise such options to twelve (12) months; and

(e) with respect to all awards issued under the Company’s equity incentive plans (including the Company’s 2007 Stock Plan (as amended) and 2011 Inducement Stock Plan) and outstanding immediately prior to the Date of Termination that provide for vesting, restriction lapse, meeting of performance goals or meeting of other vesting criteria to be met or achieved solely on the basis of the time over which the Executive remains a service provider to the Company, have such awards immediately vest, have their restrictions lapse, and have their performance goals or other vesting criteria achieved at target levels, and other terms and conditions met, as of the Date of Termination as if the Executive had remained a service provider for an additional twelve (12) months following the Date of Termination (for example, and for the avoidance of doubt, if the Executive had an option to purchase 48,000 shares of

Common Stock that vested at a 1/48th per month rate based on the Executive remaining a service provider as of such dates, and Executive was terminated in a manner that would trigger Executive’s rights under this Section 8.1(e) immediately after the 20th month of vesting of such option, the vesting of such option would accelerate as of the Date of Termination so that as of the Date of Termination the option would be vested with respect to 32,000 shares (20 months of vesting as of the date of date of termination plus an additional 12 months of vesting acceleration pursuant to this Section 8.1(e)).

8.2 Termination During Employment Period by the Company Other Than for Cause or by the Executive for Good Reason

Except as set forth in Section 3.2, if the Date of Termination occurs during an Employment Period and such termination is by the Company other than for Cause or by the Executive for Good Reason, in lieu of the payments set forth in Section 8.1 above the Executive shall be entitled to:

(a) receive payment of the Accrued Obligations;

(b) have the Company pay for eighteen (18) months after the Date of Termination or until the Executive qualifies for comparable medical and dental insurance benefits from another employer, whichever occurs first, the Executive’s premiums for health insurance benefit continuation for the Executive and the Executive’s family members, if applicable, that the Company provides to the Executive under the provisions of COBRA, to the extent that the Company would have paid such premiums had the Executive remained employed by the Company (such continued payment is hereinafter referred to as “8.2 COBRA Continuation”);

(c) an amount as severance pay (subject to the limitations set forth in Section 8.6, below) equal to one and a half (1 1/2) times Executive’s then current annual target performance bonus payable with respect to the fiscal year in which the Date of Termination occurs (the “Total Bonus Severance Amount”);

(d) eighteen (18) months of salary continuation as severance pay (subject to the limitations set forth in Section 8.6, below, and paid in accordance with such section) at a rate equal to one (1) times the Annual Base Salary for the fiscal year in which the Date of Termination occurs;

(e) have all of Executive’s then outstanding options be deemed amended to extend the post-termination option exercise period during which the Executive can exercise such options to twelve (12) months; and

(f) with respect to all awards issued under the Company’s equity incentive plans (including the Company’s 2007 Stock Plan (as amended) and 2011 Inducement Stock Plan) and outstanding immediately prior to the Date of Termination, Executive will immediately vest in and have the right to exercise such awards in full, all restrictions will lapse, and all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

8.3 Termination for Cause or Other Than for Good Reason

If during the Term (including the Employment Period) the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, this Agreement shall terminate without further obligation on the part of the Company to the Executive, other than the Company’s obligation to pay the Executive the Accrued Obligations to the extent theretofore unpaid.

8.4 Expiration of Term

In the event the Executive’s employment is not terminated prior to expiration of the Term, this Agreement shall terminate without further obligation on the part of the Company to the Executive.

8.5 Termination Because of Death or Total Disability

If during the Term the Executive’s employment is terminated by reason of the Executive’s death or Total Disability, this Agreement shall terminate automatically without further obligation on the part of the Company to the Executive or the Executive’s legal representatives under this Agreement, other than the Company’s obligation to pay the Executive the Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable in the case of the Executive’s death) and to provide 8.1 COBRA Continuation (if such termination occurs outside of an Employment Period) or 8.2 COBRA Continuation (if such termination occurs during an Employment Period), as applicable.

8.6 Payment Schedule

All payments of Accrued Obligations, or any portion thereof payable pursuant to this Section 8, other than deferred compensation described in Section 8. 1(a)(iii) hereof, shall be made to the Executive within ten (10) working days of the Date of Termination. Deferred compensation described in Section 8.1(a)(iii) hereof shall be payable pursuant to the terms of any applicable deferred compensation program. Any severance payments payable to the Executive pursuant to Section 8.1(c) and Section 8.2(d) hereof shall be made to the Executive in the form of salary continuation, payable at normal payroll intervals during the eighteen (18) month period following the Date of Termination. Any severance payments payable to the Executive pursuant to Section 8.2(c) hereof shall be made to the Executive as follows: two-thirds (2/3) of the Total Bonus Severance Amount shall be paid at the time that the Company pays its executive officers (as a group) their annual performance bonus (the “Payment Date”) with respect to the fiscal year in which the Date of Termination occurs and the remaining Total Bonus Severance Amount shall be paid on the Payment Date with respect to the fiscal year following the fiscal year in which the Date of Termination occurs, provided that if the Company does not pay its executive officers an annual bonus with respect to a fiscal year, the Executive shall be paid the applicable portion of the Total Bonus Severance Amount no later than the 15th calendar day of the third month of the fiscal year following the fiscal year with respect to which the Company did not pay its executive officers an annual performance bonus. Notwithstanding the preceding provisions of this Section 8, if any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Code Section 409A (after taking into account, to the maximum extent possible, any applicable exemptions) (a “409A

Payment”) treated as payable to a Specified Employee (as defined in Section 21.1 hereof) upon Separation from Service, the provisions of Section 21.1 hereof shall apply. Section 8.9 hereof must be satisfied to receive payments and benefits under this Agreement.

8.7 Cause

For purposes of this Agreement, “Cause” means cause given by the Executive to the Company and shall include, without limitation, the occurrence of one (1) or more of the following events:

(a) a clear refusal to carry out any material lawful duties of the Executive or any directions of the Board reasonably consistent with those duties;

(b) persistent failure to carry out any lawful duties of the Executive or any directions of the Board reasonably consistent with those duties; provided, however, that the Executive has been given reasonable notice and opportunity to correct any such failure;

(c) violation by the Executive of a state or federal criminal law involving the commission of a crime against the Company or any other felonious criminal act involving moral turpitude;

(d) current abuse by the Executive of alcohol or controlled substances; deception, fraud, material misrepresentation or material dishonesty by the Executive; or any incident materially compromising the Executive’s reputation or ability to represent the Company with investors, customers or the public;

(e) any other material violation of any provision of this Agreement by the Executive, subject to the notice and opportunity-to-cure requirements of Section 11 hereof.

8.8 Good Reason

For purposes of this Agreement, “Good Reason” means:

(a) material reduction of the Executive’s annual base salary to a level below the level in effect on the date of this Agreement, regardless of any change in the Executive’s duties or responsibilities;

(b) the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties or responsibilities or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose (i) an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive (ii) a mere change of title or reporting status in connection with a Change of Control;

(c) the Company’s requiring the Executive to be based at any office or location more than fifty (50) miles from the city in which the Executive is currently employed by the Company, which, for the avoidance of doubt, is San Mateo, California;

(d) any failure by the Company to comply with and satisfy Section 13 hereof; provided, however, that the Company’s successor has received at least ten (10) days’ prior written notice from the Company or the Executive of the requirements of Section 13 hereof; or

(e) any other material violation of any provision of this Agreement by the Company; provided, however, that the Executive has notified the Company of such salary reduction, assignment, failure, situation or violation within ninety (90) days of its occurrence and there has been compliance with the notice and opportunity-to-cure requirements of Section 11 hereof.

8.9 Excess Parachute Limitation

In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 8.8, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits hereunder shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order unless the Company determines in writing a different order: (1) reduction of cash payments under this Agreement; (2) cancellation of some or all accelerated vesting of stock awards; and (3) reduction of employee benefits. In the event that acceleration of vesting of stock and option grants, and other equity compensation awards (“Awards”), compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s Awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8.8 shall be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8.8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8.8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.8.

8.10 General Release of Claims

As a condition to receiving the payments and benefits under this Section 8 other than Accrued Obligations as described in Sections 8.1(a)(i) and 8.1(a)(iii) hereof, the Executive shall execute (and not later revoke) a general release and waiver of all claims against the Company (other than claims under this Agreement), which release and waiver shall be in a form satisfactory to the Company, in its reasonable discretion, and delivered to the Company no later than the seventh day of the third month of the fiscal year following the year in which the Date of Termination occurs. By way of example and not limitation, the general release and waiver of claims will include any claims for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on the Company’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship. To the extent any payment or benefit is a 409A Payment, the provisions of Section 21.3 hereof shall apply.

9. Representations, Warranties and Other Conditions

In order to induce the Company to enter into this Agreement, the Executive represents and warrants to the Company as follows:

9.1 Health

The Executive is in good health and knows of no physical or mental disability that, with any accommodation that may be required by law and that places no undue burden on the Company, would prevent the Executive from fulfilling the Executive’s obligations hereunder. The Executive agrees, if the Company requests, to submit to reasonable periodic medical examinations by a physician or physicians designated by, paid for and arranged by the Company. The Executive agrees that each examination’s medical report shall be provided to the Company.

9.2 No Violation of Other Agreements

The Executive represents that neither the execution nor the performance of this Agreement by the Executive will violate or conflict in any way with any other agreements or obligations by which the Executive may be bound.

10. Nondisclosure; Return of Materials

10.1 Nondisclosure

Except as required by the Executive’s employment with the Company, the Executive will not, at any time during the term of employment by the Company, or at any time thereafter, directly, indirectly or otherwise, use, communicate, disclose, disseminate, lecture upon or publish articles relating to any confidential, proprietary or trade secret information of the Company without the prior written consent of the Company. The Executive understands that the Company will be relying on this Agreement in continuing the Executive’s employment, paying the Executive’s compensation, granting the Executive any promotions or raises, or entrusting the Executive with any information that helps the Company compete with others.

10.2 Return of Materials

All documents, records, notebooks, notes, memoranda, drawings or other documents made or compiled by the Executive at any time while employed by the Company, or in the Executive’s possession, including any and all copies thereof, shall be the property of the Company and shall be held by the Executive in trust and solely for the benefit of the Company, and shall be delivered to the Company by the Executive upon termination of employment or at any other time upon request by the Company.

11. Notice and Cure of Breach

Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than clause (a), (b), (c) or (d) of Section 8.7 hereof, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least thirty (30) days’ prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the thirty (30) day period.

12. Form of Notice

Every notice required by the terms of this Agreement shall be given in writing by serving the same upon the party to whom it was addressed personally or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Executive	Ronald A. Martell Address to be provided to Company separately in writing.

If to the Company	NeurogesX, Inc. 2215 Bridgepointe Parkway, Suite 200 San Mateo, CA 94404 Attn: Legal Affairs

With Copy to	Morrison & Foerster 755 Page Mill Road Palo Alto, CA 94304 Attn: Michael O’Donnell

Except as set forth in Section 7.4 hereof, if notice is mailed, such notice shall be effective upon mailing.

13. Assignment

This Agreement is personal to the Executive and shall not be assignable by the Executive. The Company shall assign to and require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean NeurogesX, Inc. and any affiliated company or successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by contract, operation of law or otherwise; and as long as such successor assumes and agrees to perform this Agreement, the termination of the Executive’s employment by one such entity and the immediate hiring and continuation of the Executive’s employment by the succeeding entity shall not be deemed to constitute a termination or trigger any severance obligation under this Agreement. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns

14. Waivers

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

15. Amendments in Writing

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.

16. Applicable Law

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to any rules governing conflicts of laws.

17. Attorneys’ Fees

If it becomes necessary to pursue or defend any legal proceeding in order to resolve a dispute arising under this Agreement, the prevailing party in any such proceeding shall be entitled to recover its reasonable costs and attorneys’ fees. To the extent necessary to prevent the Executive from being subject to any additional tax pursuant to Code Section 409A(a)(l)(B), any amounts payable to the Executive pursuant to this paragraph shall be paid in no event later than the year following the year during which such costs and fees were incurred.

18. Severability

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

19. Entire Agreement

This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and the Executive with respect to such subject matter are hereby superseded and nullified in their entireties, except that the Proprietary Information and Invention Agreement between the Executive and the Company shall continue in full force and effect to the extent not superseded by Section 10 hereof.

20. Withholding

The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

21. 409A Interpretation Provision

The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1 (b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section

409A is applicable to this Agreement, the parties intend that this Agreement comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest that may be imposed upon the Executive pursuant to Code Section 409A.

21.1 Payments to Specified Employees

To the extent that any payment or benefit pursuant to this Agreement constitutes a 409A Payment treated as payable upon Separation from Service, then, if on the date of the Executive’s Separation from Service, the Executive is a Specified Employee, then to the extent required for the Executive not to incur additional taxes pursuant to Code Section 409A, no such 409A Payment shall be made to the Executive earlier than the earlier of (a) six (6) months after the Executive’s Separation from Service or (b) the date of the Executive’s death. Should this Section 21 result in the delay of benefits, any such benefit shall be made available to the Executive by the Company during such delay period at the Executive’s expense. Should this Section 21.1 result in a delay of payments or benefits to the Executive, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Code Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 21.1 shall be paid in a lump sum on the 409A Payment Date. For purposes of this Section 21.1, the term “Specified Employee” shall have the meaning set forth in Code Section 409A, as determined in accordance with the methodology established by the Company.

21.2 Reimbursements

For purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year the expense was incurred. To the extent required to comply with Code Section 409A, any taxable reimbursements and any in-kind benefit under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursements or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulation Section 1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursements or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Executive; and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten (10) years plus the lifetime of the Executive. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulation Section 1.409A-1(b)(9)(v) or otherwise under Code Section 409A.

21.3 Release

Subject to Section 21.1 hereof, (a) to the extent that the Executive is required to execute and deliver a release to receive a 409A Payment and (b) this Agreement provides for such 409A Payment to be provided prior to the 55th day following the Executive’s Separation from Service, such 409A Payment will be provided upon the 55th day following the Executive’s Separation from Service, provided that the release in the form acceptable to the Company, in its reasonable discretion, has been executed, delivered and effective prior to such time. To the extent there is a delay in providing a 409A Payment because of the provisions of this Section 21.3, interest for the delay and the opportunity for the Executive to pay for benefits in the interim with subsequent reimbursement from the Company shall be provided in a manner consistent with that set forth in Section 21.1 hereof. If a release is required for a 409A Payment and such release is not executed, delivered and effective by the 55th day following the Executive’s Separation from Service, such 409A Payment shall not be provided to the Executive to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Code Section 409A.

21.4 No Acceleration; Separate Payments

No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

22. Counterparts

This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.

NEUROGESX, INC.

By:	/s/ Gary Lyons
Name: Gary Lyons
Its: Executive Chairman

EXECUTIVE

By:	/s/ Ronald A. Martell
Name: Ronald A. Martell

APPENDIX A

For purposes of this Agreement, a “Change of Control” shall mean:

(a) A “Board Change” that, for purposes of this Agreement, shall have occurred if a majority (excluding vacant seats) of the seats on the Board are occupied by individuals who were neither (i) nominated by a majority of the Incumbent Directors nor (ii) appointed by directors so nominated. An “Incumbent Director” is a member of the Board who has been either (i) nominated by a majority of the directors of the Company then in office or (ii) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in former Rule 14a-ll of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as hereinafter defined) other than the Board; or

(b) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) fifty percent (50%) or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), in the case of either sub clause (A) or (B) of this clause (i), which acquisition is not approved in advance by a majority of the Incumbent Directors, or (ii) thirty-three percent (33%) or more of either (A) the Outstanding Company Common Stock or (B) the Outstanding Company Voting Securities, in the case of either subclause (A) or (B) of this clause (ii), which acquisition is approved in advance by a majority of the Incumbent Directors; provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Appendix A are satisfied; or

(c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportion as their ownership immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were the Incumbent Directors at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all the assets of the Company, other than to a corporation with respect to which immediately following such sale or other disposition, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation were approved by a majority of the Incumbent Directors at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of the Company’s assets.